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Exhibit 10.19B

Addendum to the 2008 Quarterly Executive Bonus Plan

Summary of Incentive:    The Compensation Committee of the Board of Directors (the "Committee") of Omnicell, Inc. (the "Company") seeks to further incentivize the executive officers of the Company by providing for an additional incentive cash bonus for each executive officer who is a participant (a "Participant") in the Company's 2008 Quarterly Executive Bonus Plan (the "2008 Bonus Plan"). The maximum cash bonus an executive officer shall be eligible for hereunder is equal to 70% of such Participant's Incentive Target (as such term is defined in the 2008 Bonus Plan) for each of the first and second quarter of 2008 (such amount is referred to as the "Maximum Year End Cash Bonus").

Summary of Eligibility:    A year end incentive cash bonus shall be paid to each Participant in the event that the Company meets certain Other Threshold Target(s) (as such term is defined in the 2008 Bonus Plan) set by the Committee (such Other Threshold Target(s) referred to herein as the "Additional Other Target(s)"). A Participant will be eligible to receive the Maximum Year End Incentive Cash Bonus if the Company meets or exceeds the maximum stated metric of the Additional Other Target(s). If the Company's actual performance does not meet the maximum stated metric of the Additional Other Target(s), but meets or exceeds the threshold stated metric of the Additional Other Target(s), a year end incentive cash bonus shall be paid to each of the Participants on a graduated scale consistent with the terms the Committee shall attribute to each of such lower stated metrics.

Effective Date:    July 1, 2008

Payment Schedule:    Any cash bonus earned hereunder shall be paid on the first payroll period after the Committee has determined that the additional Other Threshold Targets were reached.

Administration:    The year end incentive cash bonus described herein shall be determined in the Committee's sole discretion. The Committee reserves the right to make changes to the year end incentive cash bonus terms at any time. The Committee may alter the payout based on factors including: the achievement of publicly announced targets, product milestones, strategic goals, cross functional teamwork and collaboration, and unforeseen changes in the economy and/or geopolitical climate. All other terms of the 2008 Bonus Plan shall remain the same and nothing contained in this Addendum to the 2008 Quarterly Executive Bonus Plan shall be construed to alter amounts paid previously earned under the 2008 Bonus Plan.

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  Exhibit 10.19B